EXHIBIT 99.1

         Flexsteel Announces First Quarter Operating Results

    DUBUQUE, Iowa--(BUSINESS WIRE)--Oct. 20, 2004--Flexsteel Industries, Inc. (Nasdaq:FLXS) today reported sales and earnings for its first quarter ended September 30, 2004.
    Net sales for the quarter ended September 30, 2004 were $97.9 million compared to the prior year quarter of $76.9 million, an increase of 27.3%. Net income for the current quarter decreased to $1.2 million or $0.18 per share from the prior year quarter of $1.9 million or $0.29 per share. Included in the quarter ended September 30, 2004, the Company recorded a net gain (after tax) of $0.4 million or $0.06 per share on the sale of a building located in Elkhart, Indiana.
    Flexsteel acquired DMI Furniture, Inc. ("DMI") in a business combination accounted for as a purchase as of September 17, 2003. The net sales and operating results being reported for the prior year quarter includes the net sales and operating results of DMI for the period September 18, 2003 through September 30, 2003. The net sales reported above include $25.1 million and $3.1 million of DMI for the fiscal year quarters ended September 30, 2004 and 2003, respectively.
    For the quarter ended September 30, 2004, residential net sales were $59.0 million, which includes $15.5 million of DMI. Excluding DMI, residential net sales decreased 8.7% from the prior year quarter. Recreational vehicle net sales were $21.8 million, an increase of 6.8%. Commercial net sales were $17.1 million, which includes $9.6 million of DMI. Excluding DMI, commercial net sales increased 31.2%. The overall increase in net sales reflects the inclusion of DMI net sales and continued growth for vehicle and commercial products offset by the decrease in net sales attributed to residential products.
    Gross margin for the quarter ended September 30, 2004 was 18.2% compared to 21.9% in the prior year quarter. The decreased gross margin percentage reflects increased costs for materials, especially steel and component parts that have steel content, and petroleum related expenses, including poly foam and fuel related costs. The adverse impact of cost increases on gross margin for the first quarter was approximately $1.1 million or 1.2% of net sales. In addition, DMI products have a lower gross margin due to a different customer base, further decreasing the Company's overall gross margin percentage.
    Selling, general and administrative expenses were 16.7% and 18.1% of net sales for the quarters ended September 30, 2004 and 2003, respectively. The decrease in the percentage of selling, general and administrative expenses is due primarily to the lower percentage cost related to DMI sales and the discontinuation of the Company's retail operations in November 2003.
    Working capital at September 30, 2004 was $88.3 million including cash, cash equivalents and investments of $4.9 million. Working capital increased by $4.9 million from June 30, 2004 primarily due to an increase in inventories of $8.4 million and a decrease in trade receivables of $3.7 million. The increase in inventories reflects higher levels of finished goods, primarily from imported products.
    Capital expenditures were $1.0 million for the first quarter of fiscal 2005 primarily for delivery and manufacturing equipment. Depreciation and amortization expense was approximately $1.5 million and $1.2 million for the fiscal year quarters ended September 30, 2004 and 2003, respectively. The Company expects that capital expenditures will be approximately $4.0 million for the remainder of the fiscal year.

    All earnings per share amounts are on a diluted basis.

    Outlook

    The Company is finding that the pressures on margins experienced in the second half of fiscal 2004 are continuing. Suppliers for steel and petroleum-based products, including fuel and poly foam, continue to pass on additional cost increases to the Company. At the same time, many furniture manufacturers, including Flexsteel, are dealing with competition and pricing pressures from imported products. The Company believes that U.S. consumer confidence has been hampered by several uncertainties in the marketplace, including the upcoming U.S. presidential election, the war in Iraq, fluctuations in interest rates, and record high and unstable oil prices. The Company believes that this situation has caused consumers to postpone purchases of furniture. The Company expects these uncertainties will continue to have a negative impact on its results of operations through at least the end of the second fiscal quarter ending December 31, 2004. The Company has initiated several actions in response to these factors, including review and potential adjustment to the Company's selling prices, production capacity levels and cost control measures for inventories, capital assets, and selling, general and administrative expenses. The Company believes that its strategy of providing furniture from a wide selection of domestically manufactured and imported products is sound business practice and will continue.

    Analysts Conference Call

    The Company will host a conference call for analysts on Thursday, October 21, 2004, at 10:30 a.m. Central Time. To access the call, please dial 1-888-275-4480 and provide the operator with ID# 1228533. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 1228533.

    Forward-Looking Statements

    Statements, including those in this release, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions, the product mix of sales, the cost of raw materials, foreign currency revaluations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers, the ability to successfully integrate DMI into the Company's operations and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. The Company specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    About Flexsteel

    Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, marketer and importer of quality upholstered and wood furniture. Products are primarily for the residential, recreational vehicle, hospitality and healthcare markets. All products are distributed nationally.

    For more information, visit our web site at http://www.flexsteel.com.


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                           September 30,   June 30,
                                               2004          2004
                                           ------------- -------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents............  $3,591,867    $2,476,521
      Investments..........................   1,263,112     1,271,417
      Trade receivables, net...............  44,487,098    48,169,780
      Inventories..........................  77,326,255    68,880,118
      Other................................   6,043,731     6,690,979
                                           ------------- -------------
Total current assets....................... 132,712,063   127,488,815

NONCURRENT ASSETS:
      Property, plant, and equipment, net..  28,937,736    30,326,505
      Other assets.........................  10,943,117    11,703,391
                                           ------------- -------------

TOTAL......................................$172,592,916  $169,518,711
                                           ============= =============


LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable - trade................ $14,939,374   $12,272,405
   Notes payable...........................  10,218,877     9,022,090
   Accrued liabilities.....................  19,262,340    22,842,020
                                           ------------- -------------
Total current liabilities..................  44,420,591    44,136,515

LONG-TERM LIABILITIES:
   Long-term debt..........................  19,333,337    17,583,336
   Other long-term liabilities.............   6,260,257     6,187,118
                                           ------------- -------------
Total liabilities..........................  70,014,185    67,906,969

SHAREHOLDERS' EQUITY....................... 102,578,731   101,611,742
                                           ------------- -------------

TOTAL......................................$172,592,916  $169,518,711
                                           ============= =============


FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                               Three Months Ended
                                                  September 30,
                                           ---------------------------
                                               2004          2003
                                           ------------- -------------
NET SALES.................................. $97,855,557   $76,857,039
COST OF GOODS SOLD......................... (80,000,703)  (60,006,842)
                                           ------------- -------------
GROSS MARGIN...............................  17,854,854    16,850,197
SELLING, GENERAL AND ADMINISTRATIVE........ (16,339,888)  (13,958,079)
GAIN ON SALE OF BUILDING...................     608,613
                                           ------------- -------------
OPERATING INCOME...........................   2,123,579     2,892,118
                                           ------------- -------------
OTHER INCOME (EXPENSE):
     Interest and other income.............     133,686       222,117
     Interest expense......................    (277,123)      (44,319)
                                           ------------- -------------
          Total............................    (143,437)      177,798
                                           ------------- -------------
INCOME BEFORE INCOME TAXES.................   1,980,142     3,069,916
PROVISION FOR INCOME TAXES.................    (780,000)   (1,205,000)
                                           ------------- -------------
NET INCOME.................................  $1,200,142    $1,864,916
                                           ============= =============
AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING:
       Basic...............................   6,508,386     6,336,434
                                           ============= =============
       Diluted.............................   6,583,846     6,431,189
                                           ============= =============
EARNINGS PER SHARE OF COMMON
 STOCK:
       Basic...............................       $0.18         $0.29
                                           ============= =============
       Diluted.............................       $0.18         $0.29
                                           ============= =============

    CONTACT: Flexsteel Industries, Inc., Dubuque
             Timothy E. Hall, Treasurer 563-585-8392